UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 30, 2012

(Date of earliest event reported)

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-124878	59-3796143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12200 Herbert Wayne Court, Suite 150

Huntersville, North Carolina

(Address of principal executive offices)

28078

(Zip Code)

(704) 992-2000

Registrant’s telephone number, including area code:

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Share Purchase Agreement with 1278104 Alberta Inc., Triwest Trading (Canada) Ltd. and Certain of their Affiliates

On November 30, 2012, American Tire Distributors, Inc. (“ATDI”), a direct wholly-owned subsidiary of American Tire Distributions Holdings, Inc. (“Holdings”), and ATD Acquisition Co. V Inc. (“Canada Acquisition”), a newly-formed direct wholly-owned Canadian subsidiary of ATDI, entered into a Share Purchase Agreement (the “Purchase Agreement”) with 1278104 Alberta Inc. (“Seller”), Triwest Trading (Canada) Ltd., a wholly-owned subsidiary of Seller (“Triwest”) and certain shareholders of Seller pursuant to which Canada Acquisition agreed to acquire from Seller all of the issued and outstanding common shares of Triwest along with an outstanding loan owed to Seller by Triwest (the “Acquisition”). Triwest (dba: TriCan Tire Distributors) is a wholesale distributor of tires, tire parts, tire accessories and related equipment in Canada.

Simultaneously with the signing of the Purchase Agreement, the parties closed the Acquisition for aggregate cash consideration of approximately $97.5 million (the “Purchase Price”), as a result of which Triwest became a direct wholly-owned subsidiary of Canada Acquisition. The Purchase Price is subject to certain post-closing adjustments, including, but not limited to, working capital adjustments. Neither Holdings, ATDI, Canada Acquisition nor any of their affiliates has had a material relationship with Seller or Triwest, other than in respect of the Purchase Agreement.

Holdings funded the Purchase Price by borrowing under its credit facility. Prior to the closing of the Acquisition, Holdings received a cash contribution of $60.0 million from its parent, which it used to reduce amounts then outstanding under the credit facility. The cash contribution was funded from the proceeds of the sale by Accelerate Parent Corp., Holdings’ indirect parent, of common stock to affiliates of TPG Capital L.P. and certain co-investors.

Canada Acquisition, Seller and certain shareholders of Seller and their affiliates made customary representations, warranties and covenants in the Purchase Agreement. ATDI’s obligations under the Purchase Agreement are limited to its guarantee of Canada Acquisition’s payment of the Purchase Price.

This summary of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which Holdings intends to file as an exhibit to its Annual Report on Form 10-K for the year ending December 29, 2012.

On November 30, 2012, ATDI issued a press release announcing that it had entered into the Purchase Agreement and closed the Acquisition. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Sixth Amended and Restated Credit Agreement

In connection with the Acquisition, on November 30, 2012, Holdings amended and restated its credit facility (as amended and restated, the “Sixth Amended and Restated Credit Agreement”) in order to provide for borrowings under the agreement by Canada Acquisition (the “Canadian Tranche”). The Canadian Tranche provides for revolving loans available only to Canada Acquisition in an aggregate amount equal to $60.0 million, subject to a Canadian borrowing base. The maturity date for the Canadian Tranche is November 16, 2017, or March 1, 2017, as determined by the outstanding aggregate principal amount of ATDI’s Senior Secured Notes on March 1, 2017. Holdings is a guarantor of Canada Acquisition’s obligations under the Canadian Tranche.

This summary of the Sixth Amended and Restated Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Sixth Amended and Restated Credit Agreement, which Holdings intends to file as an exhibit to its Annual Report on Form 10-K for the year ending December 29, 2012.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Please refer to Item 1.01 for a description of the closing of the Acquisition, which is responsive to this Item 2.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to Item 1.01 for a description of the Sixth Amended and Restated Credit Agreement, which is responsive to this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Holdings intends to file the financial statements of Triwest required under this item pursuant to an amendment to this Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information

Holdings intends to file any pro forma financial information related to the Acquisition that is required under this item pursuant to an amendment to this Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated November 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC. (Registrant)

December 5, 2012	By:	/s/ JASON T. YAUDES
	Name:	Jason T. Yaudes
	Title:	Executive Vice President and
Chief Financial Officer